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Exhibit 10.7

CONFORMED COPY

DATED 15 April 2005

Watson Wyatt LLP

The Wyatt Company Holdings Limited

The Wyatt Company (UK) Limited

Wyatt Trustee Limited

Watson Wyatt Limited

Distribution Agreement

Baker & McKenzie

London
Ref: HS/EZW

THIS DEED is made on    15 April 2005

PARTIES:

(1)	THE WYATT COMPANY HOLDINGS LIMITED a company incorporated under the laws of England and Wales with registered number 908628 and having its registered office at 100 New Bridge Street, London EC4V 6JA ("WCHL");
(2)
THE WYATT COMPANY (UK) LIMITED a company incorporated under the laws of England and Wales with registered number 01166919 and having its registered office at 100 New Bridge Street, London EC4V 6JA ("WC(UK)L");
(3)
WATSON WYATT LLP a limited liability partnership incorporated under the laws of England and Wales with registered number OC301975 and having its registered office and its principal place of business at Watson House, London Road, Reigate, Surrey RH2 9PQ ("WWLLP");
(4)
WYATT TRUSTEE LIMITED a company incorporated under the laws of England and Wales with registered number 1231236 and having its registered office at 100 New Bridge Street, London EC4V 6JA in its capacity as Trustee of the Wyatt Trust pursuant to the Trust Deed and as the Wyatt Member ("WTL");
(5)	WATSON WYATT LIMITED a company incorporated under the laws of England and Wales with registered number 5379716 and having its registered office at 100 New Bridge Street, London EC4V 6JA ("WWL");
RECITALS:
(A)	WTL is a member of WWLLP and holds its membership interest on bare trust for the benefit of WCHL and WC(UK)L.
(B)	WC(UK)L will distribute its interest in WTL's membership interest in WWLLP to WCHL prior to the Declaration Date.
(C)	WTL, at the direction of WCHL and WC(UK)L, has agreed to surrender its principal rights as a member in WWLLP on the terms of this Deed.
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	Defined terms
In this deed, the following words and expressions shall have the following meanings:

"BTA" means the business transfer agreement to be entered into, on the date hereof, between Watson Wyatt (UK) Acquisitions 2 Limited, Watson Wyatt & Company Holdings, WCHL and WWLLP for the sale and purchase of the business and assets of WWLLP;
"Conditions" the conditions specified in clause 3;
"Declaration Date" means the date falling two Business Days prior to the date on which Completion is anticipated to take place in accordance with clause 7.1 of the BTA;
"Declaration of Trust" means the declaration of trust in respect of the Assets in the form set out in the schedule;

"Deed of Accession" means the deed of accession dated 2 April, 1995, as amended by a deed of ratification and amendment dated 29 September 1995, a deed of amendment dated 24 February 1999 and a deed of variation dated 30 April 2002 originally made between the then current partners of WWP, WCHL, WC(UK)L, WTL and the Protector (as defined therein) and subsequently novated pursuant to the Deed of Novation;

"Deed of Novation" means the deed of variation and novation dated 30 April 2002 made between WCHL, WC(UK)L, the partners of WWP, WWLLP, Watson Wyatt & Company, WTL, Watson Wyatt Holdings Limited, Watson Wyatt Holdings (Europe) Limited and the Protector;
"Parties" means the parties to this deed, namely WCHL, WWLLP, WTL and WWL and "Party" shall mean any one of them;
"Trust Deed" means the Deed of Settlement, as amended, dated 30 March 1995 between (1) WC(UK)L and (2) WCHL on the one part and (3) Robert David Masding on the other part;
"WWP" means Watson Wyatt Partners, an English general partnership formerly known as R Watson & Sons;
"Wyatt Trust" means the trust established by the Trust Deed.
1.2	Recitals, schedules, etc

References to this deed include the recitals and the schedule which form part of this deed for all purposes. References in this deed to the parties, the recitals, the schedule and clauses are references respectively to the parties and their legal personal representatives and successors, the recitals to, the schedule to and clauses of this deed.
1.3	Meaning of references.
Save where specifically required or indicated otherwise:
(a)
words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa and words importing the singular shall be treated as importing the plural and vice versa;
(b)
references to a person shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;
(c) terms used in this deed shall have the meanings attributed to them in the BTA, unless otherwise provided in this deed.
1.4	Headings
Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

2.	SURRENDER OF ECONOMIC INTEREST AND RIGHTS OF MEMBERSHIP IN WWLLP AND DECLARATION OF TRUST
2.1
In reliance upon the Warranties and upon the obligations of WWLLP under this deed, and subject to the Conditions and to Clause 2.5, WTL, at the direction of WCHL and WC(UK)L, agrees to waive, in each case with effect from the Declaration Date:
(a)
all its rights under clauses 2.4, 5, 6, 7 and 10 of, and Schedules 2, 4, 5, 6 and 7 to, the Deed of Accession, insofar as such provisions relate to membership of WWLLP, and under clauses 12 and 24.5 of the LLP Agreement provided that nothing in this deed shall release or otherwise affect the liability of any party in respect of claims arising out of any antecedent breach of such clauses or schedules;
(b)
all such right, title and interest it has to any amount standing to the credit of any of its capital accounts with WWLLP, including its Additional Capital Account, and to the net assets, goodwill and future profits and losses of WWLLP.
2.2
Subject to the Conditions and to clause 2.5, with effect from the Declaration Date, WTL hereby irrevocably and unconditionally releases WWLLP from all and any claims, liabilities, actions, demands and obligations of whatsoever nature arising from or in any way connected with the provisions of clauses 2.4, 5, 6, 7 and 10 of, and Schedules 2, 4, 5, 6 and 7 to, the Deed of Accession, insofar as such provisions relate to membership of WWLLP, and under clauses 12 and 24.5 of the LLP Agreement, provided that nothing in this deed shall release or otherwise affect the liability of any party in respect of claims arising out of any antecedent breach of such clauses.
2.3
Subject to the Conditions being satisfied, with effect from the Declaration Date, WWLLP hereby irrevocably and unconditionally releases WTL from all and any claims, liabilities, actions, demands and obligations of whatsoever nature arising from or in any way connected with the provisions of clause 6 of, and schedule 6 to, the Deed of Accession, insofar as such provisions relate to membership of WWLLP, provided that nothing in this deed shall release or otherwise affect the liability of any party in respect of claims arising out of any antecedent breach of such provisions.
2.4
In consideration of (a) WTL's waiver of rights pursuant to clauses 2.1 and 2.2; (b) the Purchaser, WCHL and WWCH entering into the BTA and (c) certain members of the Purchaser's Group agreeing to enter into the Deed of Termination and Variation, WWLLP undertakes that it shall, (i) subject to the Conditions being satisfied; and (ii) upon receipt of a copy of the resolution of WC(UK)L resolving to distribute its interest in WTL's membership interest in WWLLP to WCHL, on the Declaration Date, execute the Declaration of Trust.
2.5
Subject to the Conditions being satisfied, WTL shall be entitled to receive its entitlement, as a Main Member, to a participation in the profits of the Business to the Declaration Date pursuant to the procedure and provisions set out in clause 8.16 of the BTA. WWL is a party hereto in order to acknowledge this right of WTL and be bound by it.
3.	CONDITIONS
3.1	The provisions of Clause 2 are conditional upon:
(a) the satisfaction (or waiver if applicable under clause 5.2 of the BTA) of the conditions contained in paragraphs 1-13 (inclusive), 15, 16, 18 and 19 of Schedule 1 to the BTA;
(b)
WTL being satisfied that there are no reasonable grounds for believing that (i) WWLLP is insolvent or (ii) that WWLLP will not become so insolvent as a result of WWLLP entering into the Declaration of Trust, taking into account all distributions to members of WWLLP made contemporaneously with the Declaration of Trust or in contemplation at the Declaration Date; and

(c) WTL not being insolvent.
3.2
In the event that the Conditions above have not been fulfilled (or waived pursuant to clause 5.2 of the BTA) prior to 30 September 2005 then all rights and obligations under this deed shall cease to be of any effect save for clauses 4, 6, 7, 8, 10 and 11 (which shall remain in force) and save in respect of claims arising out of any antecedent breach of this deed.
3.3	For the purposes of this clause "insolvent" shall mean that WWLLP is unable to pay its debts within the meaning of section 123 Insolvency Act 1986.
3.4
For the purposes of clause 3.1(b), the facts which WTL ought to know or ascertain and the conclusions which it ought to reach are those which would be known, ascertained or reached by a reasonably diligent person having both (a) the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by WTL in relation to WWLLP, and (b) the general knowledge, skill and experience that WTL has.
4.	CONFIDENTIALITY

Save to the extent required by law or by any securities exchange or any supervisory or regulatory body to whose rules any party to this deed is subject, the parties agree to, and will procure that each of their respective subsidiaries, holding companies or parent undertakings and any subsidiary of any such holding company or parent undertaking for the time being will keep this deed confidential and no disclosure of nor reference to this deed or its terms shall be made without the prior written consent of all of the parties, which consent may not be unreasonably withheld.
5.	VALUE ADDED TAX
5.1
If any taxable supply for VAT purposes is made by one Party to another Party pursuant to this deed that other Party shall pay to the former Party any VAT chargeable in respect thereof in addition to any consideration stated in this deed.
5.2	References in this clause 5 to:
(a) "Sections" and "Schedules" are to Sections of and Schedules to VATA; and
(b) the "Order" are to the Value Added Tax (Special Provisions) Order 1995 (SI/1995/1268).
5.3
In relation to United Kingdom VAT only, WCHL warrants to WWLLP that WCHL and WWL will on the Declaration Date be taxable persons for VAT purposes, that WCHL and WWL will on the Declaration Date be members of the same VAT group (subject to the approval of HM Customs & Excise if not already obtained) and that the VAT group intends to use the Assets after Completion in carrying on the same kind of business as that carried on by WWLLP prior to Completion.
5.4
WWLLP, WCHL and WWL intend that the Declaration of Trust and the sale of the Assets pursuant to the BTA constitute the transfer of a business as a going concern for the purposes of United Kingdom VAT, and shall use all reasonable endeavours to procure that the provisions of Section 49 and article 5 of the Order apply to the Declaration of Trust such that the transfer of the interest in the Assets pursuant to the Declaration of Trust falls to be treated as neither a supply of goods nor a supply of services for the purposes of United Kingdom VAT and that no United Kingdom VAT shall be chargeable in respect thereof.
5.5
If, notwithstanding clause 5.4, HM Customs and Excise determine in writing that United Kingdom VAT is chargeable in respect of the transfer of the interest in the Assets pursuant to the Declaration of Trust, WWLLP shall within 5 Business Days provide to WCHL a copy of such written determination, together with a valid VAT invoice complete in all respects in relation to any VAT chargeable. The VAT so chargeable shall be paid by WCHL to WWLLP two Business Days prior to the date on which WWLLP is liable to account for the same to HM Customs & Excise.

5.6	WCHL hereby notifies WWLLP that paragraph 5(2B) of the Order does not apply to WCHL or, where appropriate, to any member of the VAT group of which WCHL will on the Declaration Date be a member.
5.7
In relation to Irish VAT, the Parties will jointly consider whether the Declaration of Trust (so far as it relates to the Irish Branch Assets) and the sale of the Irish Branch Assets pursuant to the BTA constitutes a transfer of a business as a going concern under Section 3(5)(b)(iii) and Section 5(8) of the Value Added Tax Act 1972, as amended, and accordingly that the transfer of the interest in the Irish Branch Assets pursuant to the Declaration of Trust falls to be treated as neither a supply of goods nor a supply of services for VAT purposes. In the event that that transfer is not so treated in whole or in part, either because the Parties consider that it does not meet the conditions for being so treated or the Irish Tax Authorities determine likewise, WCHL shall pay the applicable amount of VAT upon presentation by WWLLP of a valid VAT invoice complete in all respects in relation to any VAT chargeable but no earlier than two Business Days prior to the date on which WWLLP is liable to account for the same to the Irish Tax Authorities.
6.	NOTICES
6.1
Save as otherwise provided in this deed, any notice, demand or other communication ("Notice") to be given by either party under, or in connection with, this deed shall be in writing and signed by or on behalf of the party giving it. Any Notice shall be served by sending it by fax to the number set out in clause 6.2, or delivering it by hand to the address set out in clause 6.2 and in each case marked for the attention of the relevant party set out in clause 6.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 6). Any Notice so served by fax or hand shall be deemed to have been duly given or made as follows:
(a) if sent by fax, at the time of transmission; or
(b) in the case of delivery by hand, when delivered;

provided that in each case where delivery by fax or by hand occurs after 5 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 am on the next following Business Day.
References to time in this clause are to local time in the country of the addressee.
6.2	The addresses and fax numbers of the parties for the purpose of clause 6.1 are as follows:
(a) If to WWLLP to Watson House, London Road, Reigate, Surrey RH2 9QP, marked for the attention of Senior Partner, facsimile number 01737 241496;
(b) If to WCHL, WTL or WWL, to Watson Wyatt & Company, Suite 1717 H Street NW, Suite 800, Washington D.C. 20006 USA, marked for the attention of the General Counsel, facsimile number +1 202 715 7039.
6.3
A party may notify the other parties to this deed of a change to its name, relevant addressee, address or fax number for the purposes of this clause 6, provided that, such notice shall only be effective on:
(a) the date specified in the notification as the date on which the change is to take place; or
(b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.
6.4
In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

7.	THIRD PARTY RIGHTS
The parties do not intend that any term of this deed shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this deed.
8.	VARIATION, WAIVER AND CONSENT
8.1
No variation or waiver of any provision of this deed shall be effective unless it is in writing and signed by or on behalf of each of the parties (or, in the case of a waiver, by or on behalf of the party waiving compliance).
8.2
Unless expressly agreed, no variation or waiver of any provision or condition of this deed shall constitute a general variation or waiver of any provision or condition of this deed, nor shall it affect any rights, obligations or liabilities under or pursuant to this deed which have already accrued up to the date of variation or waiver, and the rights and obligations of the parties under or pursuant to this deed shall remain in full force and effect, except and only to the extent that they are so varied or waived.
8.3	Any consent granted under this deed shall be effective only if given in writing and signed by the consenting party and then only in the instance and for the purpose for which it was given.
9.	SEVERABILITY

If any provision of this deed is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this deed but without invalidating any of the remaining provisions of this deed. Any provision of this deed held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.
10.	COUNTERPARTS

This deed may be executed in any number of counterparts and by the parties to it on separate counterparts and each such counterpart shall constitute an original of this deed but all of which together constitute one and the same instrument. This deed shall not be effective until each party has executed at least one counterpart.
11.	GOVERNING LAW AND SUBMISSION TO JURISDICTION
11.1	The construction, validity and performance of this deed shall be governed by the laws of England and Wales.
11.2
The parties to this deed irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction over any claim or matter arising under or in connection with this deed and that accordingly any proceedings in respect of any such claim or matter may be brought in such court.

Executed by the parties as a deed on the date first written.

EXECUTED and DELIVERED as a Deed By WATSON WYATT LLP	) ) ) ) ) ) ) )	P. N. THORNTON Member C. RAMAMURTHY Member
EXECUTED and DELIVERED as a Deed By THE WYATT COMPANY HOLDINGS LIMITED	) ) ) ) ) ) ) )	JOHN J.HALEY Director WALTER W. BARDENWERPER Director/Secretary
EXECUTED and DELIVERED as a Deed By THE WYATT COMPANY (UK) LIMITED	) ) ) ) ) ) ) )	JOHN J. HALEY Director WALTER W. BARDENWERPER Director/Secretary
EXECUTED and DELIVERED as a Deed By WYATT TRUSTEE LIMITED	) ) ) ) ) ) ) )	JOHN J. HALEY Director WALTER W. BARDENWERPER Director/Secretary
EXECUTED and DELIVERED as a Deed By WATSON WYATT LIMITED	) ) ) ) ) ) ) )	JOHN J. HALEY Director WALTER W. BARDENWERPER Director/Secretary

SCHEDULE

Form of Declaration of Trust

THIS DEED is made the [    ] day of [    ] 2005

BY:

(A)	WATSON WYATT LLP a limited liability partnership incorporated under the laws of England and Wales with registered number OC301975 and having its registered office and its principal place of business at Watson House, London Road, Reigate, Surrey RH2 9PQ ("WWLLP"); and
(B)	THE WYATT COMPANY HOLDINGS LIMITED a company incorporated under the laws of England and Wales with registered number 908628 and having its registered office at 100 New Bridge Street ("WCHL");
NOW THIS DEED WITNESSETH as follows:
1.	INTERPRETATION
1.1	Defined terms
In this deed, the following words and expressions shall have the following meanings:
"Assets" has the meaning given to such term in the BTA and excludes, for the avoidance of doubt, the Excluded Assets, as such term is defined in the BTA;
"Beneficial Owners" means WWLLP and WCHL, and a reference to a "Beneficial Owner" shall be to either of them;
"BTA" means the business transfer agreement dated [ ] April 2005 made between Watson Wyatt (UK) Acquisitions 2 Limited, WCHL, Watson Wyatt & Company Holdings and WWLLP.
"Deed of Accession" shall have the meaning specified in the Distribution Agreement.
1.2	Terms used in this deed shall have the meanings attributed to them in the BTA, unless otherwise provided in this deed.
2.	DECLARATION OF TRUST
WWLLP hereby declares that, from the date of this deed, each of those Assets owned by it on the date of this deed is held in trust for the Beneficial Owners in the following proportions:
2.1	As to 82% of the beneficial interest therein, for itself; and
2.2	As to 18% of the beneficial interest therein, for WCHL.
3.	UNDERTAKINGS
WWLLP hereby covenants that it shall:
3.1
at the written request of the Beneficial Owners transfer and otherwise deal with or act in relation to the Assets in such manner as the Beneficial Owners shall require and at the request of the Beneficial Owners will sign, execute and/or complete any transfer, instrument of proxy, consent to short notice or other document which the Beneficial Owners may consider necessary or expedient for any such purpose;
3.2	account to the Beneficial Owners in their respective proportions for all proceeds of sale of any of the Assets (save in respect of proceeds of sale under the BTA);
3.3	exercise all rights of voting exercisable by it in respect of WWLLP's shareholding in Watson Wyatt Holdings Limited in such manner as the Beneficial Owners may direct;

3.4	consult fully with WCHL in relation to any matters which may have a material effect upon the Business as a whole and shall and shall procure that each other member to the Seller's Group shall:
(a)
carry on the Business in the ordinary and usual course in the same manner as it was operated prior to the date of this deed (including for the avoidance of doubt, the payment of any Tax and the submission of any return in connection with Tax which is required to be paid or submitted on or prior to Completion) and subject to the other provisions of this paragraph 3, use its reasonable endeavours to maintain its trade and trade connections and client relationships;
(b)
subject to the other provisions of this paragraph 3, take all reasonable steps to preserve and protect the Business and remove none of the Assets from any of the Properties or otherwise dispose of any of the Assets save in the ordinary and usual course of business;
	(c)	promptly give to WCHL full details of any material change in that part of the Business conducted by WWLLP or any Sale Company;
(d)
maintain in force the Insurance Policies, and use efforts, consistent with those employed by WWLLP prior to the Declaration Date to procure that replacement insurance policies which are equivalent in all material respects to the Insurance Policies are obtained (or the Insurance Policies are extended) to cover at least the period from 30 April 2005 to 30 September 2005 and not knowingly do anything to permit any of the Insurance Policies or such extensions or replacements to lapse or knowingly do anything which would make any of the Insurance Policies void or voidable;
3.5	not and shall procure that no other member of the Seller's Group shall:
	(a)	make, or agree to make, any payment other than payments in the ordinary and usual course of the Business;
	(b)	incur any expenditure exceeding £100,000 per item on capital account;
(c)
whether in the ordinary and usual course of business or otherwise, dispose of or agree to dispose of or grant any option in respect of, or acquire or agree to acquire, any asset, including any business or entity, having a value in excess of £100,000 or receive any service otherwise than at market value;
(d)
modify, agree to terminate or assign any Business Contract or Client Contract (except as otherwise agreed between the parties) which may result in any material change in the nature or scope of the Business taken as a whole;
(e)
effect any material change in the general practices of invoicing clients, collecting debts, setting fees, providing discounts or writing off work-in-progress, from those practices adopted at the date of this deed;
(f)
issue, allow to come into being or grant any Encumbrance over any of the Assets, or assets of the Sale Companies, otherwise than a Permitted Encumbrance or other retention of title provisions in the ordinary and usual course of business;
(g)
other than in the ordinary and usual course of business, grant, modify, dispose of or terminate, or agree to grant, modify, dispose of or terminate any rights or enter into any agreement (including any licence, franchise, assignment, lien, Encumbrance, charge, agreement or arrangement) relating to any Intellectual Property, which would in each case have a material adverse impact on the ability of WWLLP to operate the Business in the same manner as operated at the date of this deed;

(h)	other than in the ordinary and usual course of business, permit any registrations of Intellectual Property to lapse;
(i)	amend, vary or withdraw an existing VAT registration or make any election to waive any exemption from VAT;
(j)
acquire or dispose of any freehold or leasehold property or grant any lease in respect of any of the Properties in cases where the consideration payable or receivable in connection with such acquisition, disposal or grant exceeds £100,000;
(k)
make, or announce any proposal to make, any material change or addition (whether immediate, conditional or prospective) to the terms and conditions of or in respect of employment of any particular band of the Transferring Employees (save for the 2005 annual pay review of the Transferring Employees and the employees of the Sale Companies, provided that such pay review is in the ordinary course and consistent with prior practice of the Business in respect of annual pay reviews);
(l)
(other than the Bonus Payments, the Uplift Bonus Payments and the Stub Period Bonus Payments or any other bonus payments details of which have been disclosed in writing by the Seller to the Purchaser prior to the signing of the BTA) make or agree to make any payment or agree to provide any benefit to any Transferring Employee or any employee of any Sale Company, or any of their dependants, in connection with completion of the transactions contemplated by the BTA;
(m)
make, or announce any proposal to make, any material change (whether immediate, conditional or prospective) to any, or grant or create any additional, retirement, death or disability benefits scheme other than those required by law or which are set out in the Disclosure Letter, or take any action or allow any action to be taken in relation to any such scheme other than in the ordinary and usual course of administering any such scheme or omit to take any action, or allow any action to be taken, which is necessary or prudent for the proper operation of any such scheme;
(n)
institute, settle or agree to settle any legal proceedings relating to the Business save for proceedings in respect of Excluded Liabilities and save also for debt collection in the ordinary and usual course of business not exceeding £100,000;
(o)	save for dividends or distributions to another member of the Seller's Group, declare, pay or make any dividend or other distribution;
(p)	issue any shares or securities or grant any option to subscribe for or acquire shares or securities;
(q)
insofar as the same is within the power of WWLLP or the relevant member of the Seller's Group, do, allow or procure any act or omission which would constitute a breach of any of the Warranties given at Completion set out in paragraph 1.1 (to the extent it relates to the Sale Companies), paragraphs 1.2 to 1.9 inclusive and paragraph 10 of Schedule 9 to the BTA;
(r)	agree, conditionally or otherwise, to do any of the foregoing,

provided that WWLLP shall be entitled to do any of the things specified in this clause 3.5 (a) to (r) above, and nothing in clauses 3.1 to 3.4 above shall prevent WWLLP from doing anything, in each case in order to comply with any applicable laws, regulations and other requirements having the force of law, or as expressly contemplated by this deed or any of the Transaction Documents (including to give effect to the BTA) or with the prior written consent of WCHL, not to be unreasonably withheld or delayed.

4.	VALIDITY OF INSTRUCTIONS FROM BENEFICIAL OWNERS
4.1
Any request, direction, instruction or other intimation which is signed or purports to be signed on the behalf of a Beneficial Owner by any of its designated members, directors or officers shall be deemed to have been duly executed by that Beneficial Owner.
4.2
Save as otherwise expressly stated, a reference in this deed to a request, direction, instruction or other intimation of the Beneficial Owners shall mean a request, direction, instruction or other intimation that is signed on behalf of both Beneficial Owners. As between the Beneficial Owners, all matters to be determined in order to give any request, instruction or other intimation to WWLLP shall be determined by a vote of the Beneficial Owners whereby WWLLP has 82% of any such vote and WCHL, 18%.
4.3
In the absence of a request, direction, instruction or other intimation of the Beneficial Owners to the contrary in accordance with the terms of this deed, WWLLP shall be entitled to transfer and otherwise deal with or act in relation to the Assets in such manner as WWLLP shall in its discretion determine.
5.	NEW TRUSTEE
The power to appoint a new trustee is vested solely in the Beneficial Owners.
6.	GOVERNING LAW AND JURISDICTION

This declaration of trust shall be governed and construed in all respects in accordance with the laws of England and the parties submit to the exclusive jurisdiction of the English courts as regards any matter arising in relation to it.

IN WITNESS WHEREOF this declaration of trust has been duly executed as a deed the day and year first before written

EXECUTED and DELIVERED as a Deed By WATSON WYATT LLP	) ) ) ) ) ) ) )	Member Member
EXECUTED and DELIVERED as a Deed By THE WYATT COMPANY HOLDINGS LIMITED	) ) ) ) ) ) ) )	Director Director/Secretary

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